EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

HEMISPHERE MEDIA GROUP, INC.

Hemisphere Media Group, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

A. The present name of the Corporation is Hemisphere Media Group, Inc.; and the date of filing the original Certificate of Incorporation with the Secretary of State of the State of Delaware is January 16, 2013.

B. This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the Corporation, as now in effect.

C. This Amended and Restated Certificate of Incorporation of the Corporation was duly adopted pursuant to Sections 242 and 245 of the General Corporation Code of the State of Delaware.

D. The Certificate of Incorporation of the Corporation, as amended hereby, shall, upon effectiveness hereof read in its entirety as follows:

Amended and Restated Certificate of Incorporation
of
Hemisphere Media Group, Inc.

1. Name. The name of the corporation is Hemisphere Media Group, Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is 1209 Orange Street, Wilmington, Delaware 19801 in the county of New Castle County; and the name of its registered agent at such address is The Corporation Trust Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

4. Capital Stock.

4.1 Authorized Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is (A): 183,000,000 shares, divided into 100,000,000 shares of Class A Common Stock (the “Class A Common Stock”), with the par value of $0.0001 per share, 33,000,000 shares of Class B Common Stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), with the par value of $0.0001 per share, and (B) 50,000,000 shares of Preferred Stock, with the par value of $0.0001 per share (the “Preferred Stock”). The authorized number of shares of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, and no separate vote of such class of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting and other powers (if any) of the shares of such series, and the preferences and any relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

4.3 Common Stock. Except as otherwise provided in this Section 4.3 or as otherwise required by applicable law, all shares of Class A Common Stock and Class B Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges and shall be subject to the same qualifications, limitations and restrictions. Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 4.2) or by applicable law, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

(a) Voting Rights. At every meeting of the stockholders, except as specifically otherwise required by law or provided below, the holders of Class A Common Stock and the holders of Class B Common Stock shall vote together as a single class, provided that the holders of Class A Common Stock shall be entitled to one (1) vote per share, and the holders of Class B Common Stock shall be entitled to ten (10) votes per share, on all matters presented for a vote of the stockholders of the Corporation; provided further that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock). At every meeting of the stockholders called for the election of directors the holders of Class A Common Stock and Class B Common Stock, voting together as a class, shall be entitled to elect the directors to be elected at such meeting. If, during the interval between annual meetings of stockholders for the election of directors, the number of directors who have been elected by the holders of Common Stock shall, by reason of resignation, death or removal, be reduced, the vacancy or vacancies in the directors elected by the holders of Common Stock may be filled by a majority vote of the remaining directors then in office. Any director elected to fill any vacancy by the remaining directors then in office may be removed from office without cause by a vote of the holders of a majority of the voting power represented by the shares of Common Stock then outstanding. Any election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board in its discretion shall determine. As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive such dividends pro rata at the same rate per share for each such class of Common Stock; provided that if dividends are declared or paid in shares of Common Stock (or rights to subscribe for or purchase shares of Common Stock or securities or indebtedness convertible into or exchangeable for shares of Common Stock), the dividends payable to the holders of Class A Common Stock shall be payable in shares of Class A Common Stock (or rights to subscribe for or purchase shares of Class A Common Stock or securities or indebtedness convertible into or exchangeable for shares of Class A Common Stock) and the dividends payable to the holders of Class B Common Stock shall be payable in shares of Class B Common Stock (or rights to subscribe for or purchase shares of Class B Common Stock or securities or indebtedness convertible into or exchangeable for shares of Class B Common Stock).

(c) Reservation. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock Class A Common Stock in a quantity sufficient to provide for the conversion of all outstanding shares of the Class B Common Stock.

(d) Conversion of Class B Common Stock. The shares of Class B Common Stock shall be convertible in whole or in part at any time at the option of the holder or holders thereof, into an equal number of fully paid and non-assessable shares of Class A Common Stock. Such right shall be exercised by delivering to the office of the Corporation (i) the certificate or certificates representing the shares of Class B Common Stock to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, and (ii) written notice to the Corporation stating that such holder or holders elect(s) to convert such share or shares and stating the name and address in which each certificate for shares of Class A Common Stock issued upon conversion is to be issued. Conversion shall be deemed to have been effected as of the date as of which the conversion is recorded on the books of the Corporation. The Corporation shall cause the transfer agent to deliver a certificate or certificates for the Class A Common Stock as promptly as reasonably practicable after the conversion has been recorded on the books of the Corporation. Any conversion of Class B Common Stock effected subject to this Section 4.3(d) or any other section of this Amended and Restated Certificate of Incorporation shall be subject to any necessary approval of the Federal Communications Commission (the “FCC”) and such conversion shall not become effective until such time and date as the order of the FCC approving such event shall be granted.

(e) Listing. If the shares of Class A Common Stock required to be reserved for the purpose of conversion hereunder require listing on any national securities exchange or automated interdealer quotation system, before such shares are issued upon conversion, the Corporation will, at its expense and as expeditiously as possible, use its commercially reasonable best efforts to cause such shares to be so listed or duly approved for listing.

(f) No Charge. The issuance of certificates representing Class A Common Stock upon conversion of Class B Common Stock, as hereinabove set forth shall be made without charge or any expense or issuance tax in respect thereof; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares converted.

(g) Transfer of Class B Common Stock.

(i) A Beneficial Owner (as hereinafter defined) of shares of Class B Common Stock (herein referred to as a “Class B Stockholder”) may transfer, directly or indirectly, shares of Class B Common Stock, whether by sale, assignment, gift or otherwise, only to a Class B Permitted Transferee (as hereinafter defined) and no Class B Stockholder may otherwise transfer Beneficial Ownership (as hereinafter defined) of any shares of Class B Common Stock. In the event of any attempted transfer of the Beneficial Ownership of any shares of Class B Common Stock in violation of the limitation provided in the preceding sentence, the shares of Class B Common Stock with respect to which the transfer of such Beneficial Ownership has been attempted shall be deemed to have been converted automatically, without further deed or action by or on behalf of any person, into shares of Class A Common Stock. A “Class B Permitted Transferee” shall be limited to the Corporation, Leo Hindery, Jr., Peter Kern or any corporation, partnership or other business entity if Substantial Beneficial Ownership is held by Leo Hindery, Jr. and/or Peter Kern.

(ii) Any person who holds shares of Class B Common Stock for the Beneficial Ownership of another, including (A) any broker or dealer in securities; (B) any clearing house; (C) any bank, trust company, savings and loan association or other financial institution; (D) any other nominee; and (E) any savings plan or account or related trust, such as an individual retirement account, principally for the benefit of any individual, may transfer such shares to the person or persons for whose benefit it holds such shares. Notwithstanding anything to the contrary set forth herein, any holder of Class B Common Stock may pledge such shares to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares may not be transferred to or registered in the name of the pledgee unless such pledgee is a Class B Permitted Transferee. In the event of foreclosure or other similar action by the pledgee, such pledged shares shall automatically, without any act or deed on the part of the Corporation or any other person, be converted into shares of Class A Common Stock unless within five business days after such foreclosure or similar event such pledged shares are returned to the pledgor or transferred to a Class B Permitted Transferee. The foregoing provisions of this paragraph shall not be deemed to restrict or prevent any transfer of such shares by operation of law upon incompetence, death, dissolution or bankruptcy of any Class B Stockholder or any provision of law providing for, or judicial order of, forfeiture, seizure or impoundment; provided that any shares so transferred by operation of law other than to a Class B Permitted Transferee shall convert automatically into shares of Class A Common Stock.

(iii) Any transferee of shares of Class B Common Stock pursuant to a transfer made in violation of paragraphs (i) and (ii) of this Section 4.3(g) shall have no rights as a stockholder of the Corporation and no other rights against or with respect to the Corporation except the right to receive, in accordance with paragraph (ii) of Section 4.3(d) or paragraphs (i) and (ii) of this Section 4.3(g), as applicable, shares of Class A Common Stock upon the conversion of such transferred shares. Notwithstanding any other provision of this Restated Certificate of Incorporation, the Corporation shall, to the full extent permitted by law, be entitled to issue shares of Class B Common Stock to any person from time to time.

(iv) The Corporation and any transfer agent of Class B Common Stock may as a condition to the transfer or the registration of any transfer of shares of Class B Common Stock permitted by paragraphs (i) and (ii) of this Section 4.3(g) require the furnishing of such affidavits or other proof as they deem necessary to establish that such transferee is a Class B Permitted Transferee.

(h) No Interference. The Corporation will not close its books against the transfer of any share of Common Stock or of any of the shares of Common Stock issued or issuable upon the conversion of such shares of Common Stock in any manner which interferes with the timely conversion of any of such shares.

(j) Liquidation, Dissolution or Winding Up. Subject to the provisions of the Preferred Stock, including any resolution or resolutions adopted pursuant to the provisions of Section 4.2, in the event of any liquidation, dissolution or winding up of the Corporation, all remaining assets of the Corporation shall be distributed to holders of the Common Stock pro rata at the same rate per share of each class of Common Stock according to their respective holdings of shares of the Common Stock.

(k) Stock Splits. The Corporation shall not in any manner subdivide or combine (by any stock split, stock dividend, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined.

4.4 Definitions. For the purposes of this Article 4:

“Beneficial Owner” in respect of shares of Class B Common Stock shall mean the person or persons who possess Beneficial Ownership.

“Beneficial Ownership” in respect of shares of Class B Common Stock shall mean possession of the power and authority, either singly or jointly with another, to vote or dispose of or to direct the voting or disposition of such shares.

“Substantial Beneficial Ownership” in respect of any corporation, partnership or other business entity shall mean possession of the power and authority, either singly or jointly with another, to vote or dispose of or to direct the voting or disposition of at least 80% of each class of equity ownership interest in such corporation, partnership or other business entity.

4.5 Equal Treatment. Notwithstanding anything herein to the contrary, in the event that the Company shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for, converted into, or otherwise changed into other stock or securities, or the right to receive cash or any other property, shares of Class A Common Stock and Class B Common Stock shall receive the same consideration, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company; provided, however, that in the event that the holders of a class of Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing shall be deemed satisfied if holders of each class of Common Stock are granted identical election rights.

5. Board of Directors.

5.1 Number of Directors.

5.1.1 The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Except as otherwise provided for or fixed pursuant to Article 4 relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be not less than six (6) nor more than fifteen (15), with the then-authorized number of directors being fixed from time to time by the Board.

5.1.2 During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article 4, then upon the commencement, and for the duration, of the period during which such right continues: (i) the then total authorized number of directors of the Corporation shall automatically be increased by such specified number of additional directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors pursuant to the terms of the Board’s designation, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

5.2 Staggered Board. The Board (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to Article 4 (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Article; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Article; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Article. Commencing with the first annual meeting of stockholders following the effectiveness of this Article, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible.

5.3 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

5.4 Removal of Directors for Cause. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to Article 4, any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

6. Stock Ownership and the Federal Communications Laws

6.1 Restrictions on Stock Ownership or Transfer. As contemplated by this Article 6, the Corporation may restrict the ownership, or proposed ownership, of shares of capital stock of the Corporation by any person if such ownership or proposed ownership (a) is or could be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (b) limits or impairs or could limit or impair any business activities or proposed business activities of the Corporation under the Federal Communications Laws or (c) subjects or could subject the Corporation to any regulation under the Federal Communications Laws to which the Corporation would not be subject but for such ownership or proposed ownership (clauses (a), (b) and (c) collectively, “FCC Regulatory Limitations”). For purposes of this Article 6, the term “Federal Communications Laws” shall mean any law of the United States now or hereafter in effect (and any regulation thereunder), including, without limitation, the Communications Act of 1934, as amended (the “Communications Act”), and regulations thereunder, pertaining to the ownership and/or operation or regulating the business activities of (x) any television or radio station, daily newspaper, cable television system or other medium of mass communications or (y) any provider of programming content to any such medium.

6.2 Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of capital stock of the Corporation by any person may result in an FCC Regulatory Limitation, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall request.

6.3 Denial of Rights, Refusal to Transfer. If (a) any person from whom information is requested pursuant to Section 6.2 should not provide all the information requested by the Corporation, or (b) the Corporation shall reasonably conclude that a stockholder’s ownership or proposed ownership of, or that a stockholder’s exercise of any rights of ownership with respect to, shares of capital stock of the Corporation results or could result in an FCC Regulatory Limitation, then, in the case of either clause (a) or clause (b), the Corporation may (i) refuse to permit the transfer of shares of capital stock of the Corporation to such proposed stockholder, (ii) suspend those rights of stock ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (iii) redeem such shares of capital stock of the Corporation held by such stockholder in accordance with the terms and conditions set forth in this Section 6.3, (iv) require the conversion of any or all of the shares of Class B Common Stock held by such stockholder into an equal number of shares of Class A Common Stock, and/or (v) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed transferee, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation. Any such refusal of transfer or suspension of rights pursuant to clauses (i) and (ii), respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in an FCC Regulatory Limitation. The terms and conditions of redemption pursuant to clause (iv) of this Section 6.3 shall be as follows:

(i) the redemption price of any shares to be redeemed pursuant to this Section 6.3 shall be equal to the Fair Market Value (as hereinafter defined) of such shares;

(ii) the redemption price of such shares may be paid in cash, Redemption Securities (as hereinafter defined) or any combination thereof;

(iii) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(iv) at least 15 days’ written notice of the Redemption Date (as hereinafter defined) shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(v) from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(vi) such other terms and conditions as the Board of Directors shall determine.

For purposes of this Section 6.3:

(A) “Fair Market Value” shall mean, with respect to a share of the Corporation’s capital stock of any class or series, the volume weighted average sales price for such a share on the NASDAQ Stock Market or, if such stock is not listed on such exchange, on the principal U.S. registered securities exchange on which such stock is listed, during the 30 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to this Section 6.3; provided, however, that if shares of stock of such class or series are not traded on any securities exchange, “Fair Market Value” shall be determined by the Board of Directors in good faith; and provided, further, that “Fair Market Value” as to any stockholder who purchased his stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by him.

(B) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Section 6.3.

(C) “Redemption Securities” shall mean any debt or equity securities of the Corporation, any subsidiary of the Corporation or any other corporation or other entity, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to this Section 6.3, at least equal to the Fair Market Value of the shares to be redeemed pursuant to this Section 6.3 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

6.4 Legends. The Corporation shall instruct the Corporation’s transfer agent that the shares of capital stock of the Corporation are subject to the restrictions set forth in this Article 6 and such restrictions shall be noted conspicuously on the certificate or certificates representing such capital stock or, in the case of uncertificated securities, contained in the notice or notices sent as required by applicable law.

6.5 Certain Definitions. For purposes of this Article 6, the word “person” shall include not only natural persons but partnerships (limited or general), associations, corporations, limited liability companies, joint ventures and other legal entities, and the word “regulation” shall include not only regulations but rules, published policies and published controlling interpretations by an administrative agency or body empowered to administer a statutory provision of the Federal Communications Laws.

7. Limitation of Liability.

7.1 To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

7.2 Any amendment or repeal of Section 7.1 shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

8. Indemnification.

8.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 8.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

8.2 Prepayment of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 8 or otherwise.

8.3 Claims. If a claim for indemnification or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

8.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 8 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

8.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

8.6 Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Article 8 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

8.7 Specified Directors. The Corporation hereby acknowledges that some of its directors (the “Specified Directors”) may have certain rights to indemnification and advancement of expenses provided by other entities and/or organizations (collectively, the “Fund Indemnitors”). The Corporation hereby agrees and acknowledges (i) that it is the indemnitor of first resort with respect to the Specified Directors (i.e., its obligations to the Specified Directors are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Specified Directors are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Specified Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law and as required by this Certificate of Incorporation (or any other agreement between the Corporation and the Specified Directors), without regard to any rights the Specified Directors may have against the Fund Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees and acknowledges that no advancement or payment by the Fund Indemnitors on behalf of the Specified Directors with respect to any claim for which the Specified Directors have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Directors against the Corporation.

8.8 Other Indemnification and Prepayment of Expenses. This Article 8 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

9. Conflicts of Interest. The stockholders, their affiliates and the directors elected or appointed to the Board by the stockholders (other than the Chief Executive Officer, who may also serve as a director): (a) may have participated, directly or indirectly, and may continue to participate (including, without limitation, in the capacity of investor, manager, officer and employee) in businesses that are similar to or compete with the business (or proposed business) of the Corporation; (b) may have interests in, participate with, aid and maintain seats on the board of directors of other such entities; and (c) may develop opportunities for such entities (collectively, the “Position”). In such Position, the stockholders, their affiliates and the directors elected or appointed to the Board by the stockholders may encounter business opportunities that the Corporation or the stockholders may desire to pursue. The stockholders, their affiliates and the directors elected or appointed by the stockholders (other than the Chief Executive Officer, who may also serve as a director) to the Board shall have no obligation to the Corporation, the stockholders or to any other person to present any such business opportunity to the Corporation before presenting and/or developing such opportunity with any other persons, other than such opportunities specifically presented to any such stockholder or Director for the Corporation’s benefit in his or her capacity as a stockholder or director. In any such case, to the extent a court might hold that the conduct of such activity is a breach of a duty to the Corporation, the Corporation hereby waives any and all claims and causes of action that the Corporation believes that it may have for such activities and hereby renounces any expectancy in any such corporate opportunity.

10. Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend and repeal By-laws, subject to the power of the stockholders of the Corporation to adopt, amend and repeal any By-laws whether adopted by them or otherwise. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the By-laws (and notwithstanding the fact that a lesser percentage may be permitted by applicable law, this Amended and Restated Certificate of Incorporation or the By-laws), but in addition to any affirmative vote of the holders of any particular class of stock of the Corporation required by applicable law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required for the stockholders to adopt new By-laws or to alter, amend or repeal the By-laws.

11. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the By-laws and in addition to any affirmative vote of the holders of any particular class of stock of the Corporation required by applicable law, this Amended and Restated Certificate of Incorporation or the By-laws, the affirmative vote of the holders of at least a majority of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with Article 5, Article 6, Article 7, Article 8, Article 9 and this Article 11 of this Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be duly executed in its corporate name by its duly authorized officer.

Dated: May 19, 2017

HEMISPHERE MEDIA GROUP, INC.

	By:	/s/ Alex J. Tolston
Name: Alex J. Tolston
Title: Executive Vice President, General Counsel and Corporate Secretary